Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is the mutual, complete and final agreement between Paul Grimme (for yourself, your spouse and anyone acting for you) (“you”), and Freescale Semiconductor, Inc. (for itself, its parents, subsidiaries and affiliates and anyone acting for Freescale) (“Freescale”) that resolves all matters between you and Freescale. Except where otherwise specified, this Agreement supersedes and nullifies all prior and concurrent communications, acknowledgements and agreements between you and Freescale, including any prior versions of this Agreement. This Agreement has been individually negotiated and is not part of a group incentive or other termination program. In consideration for the payments and benefits provided under this Agreement, you and Freescale agree to the following:

1. SEPARATION. You resigned from your employment with Freescale effective September 5, 2008 (the “Separation Date”). You claim that your separation from employment entitles you to receive benefits under the Freescale Semiconductor, Inc. Officer Change in Control Severance Plan (the “CIC Plan”). Freescale disagrees with you conclusion and has denied your claim for benefits under the CIC Plan. To resolve this dispute, Freescale and you have entered into this Agreement, and the Consulting Services Agreement executed contemporaneously with this Agreement.

2. SEPARATION ALLOWANCE.

Freescale will pay you $1,225,000 (One Million Two Hundred Twenty-Five Thousand Dollars) (less applicable taxes and withholding (the “Separation Allowance”) if you sign and do not revoke this Agreement. This payment will be made to you on or before December 30, 2008, provided you sign and do not revoke this Agreement.

3. BENEFIT AND EQUITY PLANS.

The effect of your separation and this Agreement upon your participation in, or coverage under, any of Freescale’s benefit or compensation plans and any applicable stock option plans, award documents or restricted stock or restricted stock unit agreements will be governed by the terms of those plans and agreements except as specifically modified by this Agreement. Freescale is making no guarantee, warranty or representation in this Agreement regarding any position that may be taken by any administrator regarding the effect of this Agreement upon your rights, benefits or coverage under those plans.

The Freescale Holdings Nonqualified Stock Option Agreements between you and Freescale dated December 1, 2006 (collectively the “NQ Agreements”) will be modified as follows: Under Section 3(a)(iii) of the NQ Agreements, the period within which you can exercise all or part of your vested stock options will be extended to November 30, 2010 or ten business days after Freescale communicates its 2010 annual valuation.

You will receive continued benefits as described and subject to the limitations in Section 4.2(b) of the CIC Plan, but you understand and agree that your benefits will continue under that section for a period not to exceed 2.5 years beginning September 6, 2008.

4. CONSULTING SERVICES AGREEMENT. Contemporaneous with the execution of this Agreement, you and Freescale will enter into the Consulting Services Agreement attached as Exhibit A.

5. NO DISPARAGEMENT. You agree that you will not, directly or indirectly make, or cause to be made, any statement, observation or opinion, disparaging the business, goodwill or reputation of Freescale. Neither Freescale nor any director or officer of Freescale will directly or indirectly make, or cause to be made, any statement, observation or opinion, disparaging your reputation.

6. COOPERATION AND MATERIAL REPRESENTATIONS REGARDING VIOLATIONS OF LAW OR POLICIES OF FREESCALE. From your Separation Date, and for as long thereafter as will be reasonably necessary, you agree to cooperate fully with Freescale, taking into account any new employment obligations, in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by Freescale. If you incur any business expenses in the course of performing your obligations under this section, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred.

You represent and warrant that as of the time of your execution of this Agreement you are aware of no matters (other than matters that have previously been reported to Freescale) attributable to Freescale or any of its employees, agents, contractors, directors, Board of Director members, or officers involving: (a) unlawful practices or conduct; (b) instances of financial misconduct or improper financial reporting; or (c) a material violation of any Freescale policy, including but not limited to any policy relating to integrity, honesty, or ethical conduct. You acknowledge that these representations must be true and correct as of the time of your execution of this Agreement, and that your representations here are material to this Agreement and to Freescale.

7. RETURN OF FREESCALE PROPERTY. You further agree, pursuant to your obligations to Freescale under the provisions of your Assignment and Confidentiality Agreement, the Freescale Code of Business Conduct and Ethics, and the Freescale SOP entitled Information Classification and Protection (iCAP) to return to Freescale any Freescale property and confidential and/or proprietary information, if any, that is still your possession, including but not limited to information stored electronically on computer hard drives or disks.

8. PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. You agree to maintain the confidentiality of Freescale’s confidential or proprietary information and trade secrets in accordance with agreements previously signed by you and with the law applicable to you as an officer of Freescale, including but not limited to state trade secret protection statutes and your common law fiduciary duty and duty of loyalty, except as otherwise required by law or in any judicial or administrative process with subpoena power. Nothing in this Agreement is intended to prohibit you from disclosing information about Freescale, its customers, successors or assigns, or its affiliated entities, or about its or their products, services or business opportunities that is not confidential or proprietary. You will give Freescale reasonable advance written notice of your intent to disclose any potentially confidential information obtained by you as a result of your employment by Freescale. You agree to keep the terms of this Agreement confidential, unless required by law to disclose this information. You may provide this Agreement to your attorney, banker or financial advisor, to anyone preparing your tax returns, or to a prospective employer (with economic terms deleted). You may also disclose the terms of this Agreement to your spouse, but if you do so you are responsible for ensuring that he likewise abides by the confidentiality requirements of this section, and that any violation by him of these requirements will be treated as a violation of this section by you.

9. NON-COMPETITION/NO SOLICITATION. By signing this Agreement, you acknowledge the continuing applicability of the restrictive covenants that are part of the NQ Agreements and other equity agreements provided to you by Freescale in accordance with their terms.

10. BREACH OF AGREEMENT.

You acknowledge that Freescale’s agreement to make the payment set forth in Section 2 above is conditioned upon your faithful performance of your obligations under this Agreement, and you agree to repay to Freescale the $1,225,000 received from Freescale under Section 2 if you breach any of your material obligations under this Agreement including but not limited to your obligations in Section 9 above; provided, however, that as to your obligations under Section 9, your restricted activity is limited to

(1) those business entities listed on Schedule A to this Agreement (a “Schedule A Competitor”);

(2) any successor to a Schedule A Competitor, whether by acquisition of substantially all of its assets or more than 50% of its outstanding voting stock, or by merger (where you are then employed by the business formerly owned by the Schedule A Competitor, but not if you were already employed by a business entity that is not a Schedule A Competitor but becomes such by reason of the acquisition or merger);

(3) any business entity that is not a Schedule A Competitor but has been in business for at least three consecutive years, but first beginning in the microcontroller business in December, 2006 or after, and has generated more than $250 million in annual revenues from its microcontroller business; and

(4) any business entity that is not a Schedule A Competitor but has total annual revenues of $2 billion or more, and enters the microcontroller business in December, 2008 or after.

No forfeiture shall occur unless and until Freescale notifies you in writing that it reasonably believes that a violation has occurred, with specific details, and you fail to cure or otherwise resolve the violation or alleged violation within 20 (twenty) business days of receiving written notice. Further, nothing in this section will preclude you from contesting forfeiture.

11. NON-ADMISSION/GENERAL RELEASE. You, for yourself, your spouse, your agents, attorneys, heirs, administrators, executors and assigns, and anyone acting or claiming on your or their joint or several behalf, hereby waive, release and forever discharge Freescale, its present and former employees, officers, directors, agents, parents, affiliates, subsidiaries, insurers, predecessors, successors, and assigns, the Freescale Board of Directors, its agents, successors, affiliates, and assigns, and anyone acting on their joint or several behalf (the “Releasees”), from and on any and all known or unknown claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses whatsoever that in any way arise from, grow out of or are related to events or circumstances that occurred prior to the date of your execution of this Agreement, including but not limited to any matter that relates to your employment with Freescale or the termination thereof.

You agree that the claims that you are waiving, releasing, and discharging include, but are not limited to, those arising from (a) any federal, state, or municipal civil rights, anti-discrimination, employment-related law, statute, or ordinance; or (b) any federal, state, or municipal law, statute, ordinance, or common law doctrine regarding (i) the existence or breach of oral or written contracts or employment, including your offer of employment, and any retention, or other similar agreements (ii) defamation or slander, (iii) negligent or intentional misrepresentations, (iv) wrongful discharge, (v) interference with contract, (vi) negligent or intentional infliction of emotional distress, (vii) violation of public policy, (viii) retaliation, (ix) promissory estoppel, (x) harassment, (xi) whistle blowing, or (xii) unpaid wages. By way of example, this release covers any and all claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, and any other federal, local or common laws regarding rights or claims relating to employment. Specifically included in this General Release is any claim by you for additional payments under Section 4.2(a) of the CIC Plan. Conversely, this General Release does not waive your right to continued benefits under Section 4.3 of the CIC Plan. You further understand that by signing this General Release you are not releasing any accrued and vested rights you have under Freescale benefit plans that survive separation from employment under the terms of the plans; any rights that cannot be waived by law, including the right to file an administrative charge of discrimination or unfair labor practice charge; or any rights that arise under this Agreement or your rights to indemnification to the full extent provided by the bylaws of Freescale and any applicable policies of insurance as a former officer or director

Freescale acknowledges that as of the date of this Agreement, it is not aware of any claim or cause of action against you (a) arising out of or relating to your employment or termination from employment; (b) arising out of or relating to the areas described in Section 6 of this Agreement; or (c) arising out of or relating to the Investors Agreement, the Freescale Holdings 2006 Management Incentive Plan or the NQ Agreements.

12. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time (at least 21 days) to consider this Agreement and you are advised to consult with an attorney, and have consulted with counsel before signing below.

You understand and agree that Freescale is not providing you with any personal tax advice and that you should consult with your personal tax adviser regarding the tax consequences of this Agreement. This Agreement will not become effective or enforceable until seven days after you sign it, and that during this seven day period you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Larry Parsons, Vice President, Business Conduct and Ethics, 7700 West Parmer Lane, MD: PL02, Austin, Texas 78729.

PAUL GRIMME	FREESCALE SEMICONDUCTOR, INC.

/s/ PAUL GRIMME	By:	/s/ Michel Cadieux
Michel Cadieux
Date: December 9, 2008		Senior Vice President,
Human Resources

Date: December 9, 2008

EXHIBIT A

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into between Freescale Semiconductor, Inc., a Delaware Corporation headquartered at 6501 William Cannon Drive West, Austin, Texas, 78735 (“Freescale”) and Paul Grimme (“Consultant”). In consideration of the mutual promises contained in this Agreement and other valuable consideration, the parties agree as follows:

1. TERM. This Agreement will begin on December 1, 2008 and will end December 31, 2009, unless ended earlier as described in Section 3 below.

2. STATEMENT OF SERVICES. Consultant agrees to make available to Freescale during the term of this Agreement consulting services on projects as assigned by Fred Glasgow, Vice President and Acting General Manager, Microcontroller Solutions Group, and by Rich Beyer, Chairman of the Board and Chief Executive Officer. The primary focus of Consultant’s services will be issues related to the leadership transition in the Microcontroller Solutions Group, but he may also be asked to assist with other projects as reasonably determined by Freescale and consistent with Consultant’s background and expertise. Consultant’s deliverables will include but will not be limited to the areas summarized in the Statement of Work appended as Attachment A to this Agreement. This Agreement shall not preclude Consultant from providing services to non-Freescale entities so long as he is reasonably available to perform his services under this Agreement, unless such work is prohibited by paragraphs 7 or 8 of this Agreement. It is understood that the consulting services hereunder will be reasonably requested so as to not interfere with Consultant’s other employment or consulting obligations.

3. PAYMENT. Freescale will pay Consultant a flat fee of $525,000 (Five Hundred Twenty-Five Thousand Dollars) for the services provided during the term of this Agreement. Freescale will make this payment to Consultant on or before December 30, 2008. Consultant will be reimbursed for all reasonable expenses, which are necessary for and incident to the performance of services under this Agreement. Expenses must be justified in accordance with Freescale’s reimbursement request requirements.

Should Consultant violate Section 10 of the Separation and Release Agreement (subject to the cure provision in that section) executed contemporaneously with this Agreement, Freescale may terminate this Agreement immediately and require Consultant to repay a pro rata portion of the payment for services described above based upon the number of days from the date of termination through December 31, 2009.

4. RECORDS, REPORTS AND INFORMATION. Consultant agrees to furnish Freescale with reports and information regarding the services covered by this Agreement at such times and as often as Freescale may reasonably request and consistent with any other obligations Consultant has.

5. INDEPENDENT CONTRACTOR. Consultant will perform the consulting services described in this Agreement as an independent contractor and not as an employee of Freescale. Neither Consultant nor Freescale will represent directly or indirectly that Consultant is an agent, employee or legal representative of Freescale. Consultant will not have the authority to incur any liabilities or obligations of any kind in the name of or on behalf of Freescale. In addition to all other obligations in this Agreement, Consultant agrees to proceed with diligence and promptness and warrants that the services will be performed in accordance with the highest professional standards to the satisfaction of Freescale. As an independent contractor, Consultant will solely control and direct the mode, manner, method and means used by Consultant in the performance of services. Consultant will indemnify and hold Freescale harmless from any loss or liability arising from the performance of Consultant’s services under this Agreement.

6. NO EMPLOYEE BENEFITS. Consultant acknowledges and agrees that he will not be entitled to receive employee benefits of any kind from Freescale as a result of performing work pursuant to this Agreement. Consultant is excluded from participating in any profit sharing, retirement, equity, welfare or fringe benefit plans or programs as a result of the performance of services under this Agreement, pursuant to the terms of the applicable plans.

7. CODE OF BUSINESS CONDUCT AND ETHICS. Notwithstanding Consultant’s status as an independent contractor, Consultant agrees to conduct himself on behalf of Freescale in accordance with the relevant sections of Freescale’s Code of Business Conduct and Ethics (the “Code”). Should Consultant require interpretation of any section of the Code, he can obtain it by contacting Freescale’s Vice President, Business Conduct and Ethics (currently Larry Parsons).

8. PROTECTION OF FREESCALE’S BUSINESS. Except as required to perform services under this Agreement, Consultant will not use, publish or otherwise disclose to others, during the term of this Agreement and after termination, any confidential information of Freescale or its customers or suppliers, obtained during the term of this Agreement, and will take all reasonable precautions to prevent disclosure of the confidential information to any unauthorized persons or entities.

9. WRITINGS AND OTHER DATA TO BECOME PROPERTY OF FREESCALE. Consultant agrees that all notes, writings, drawings, designs, analyses, memoranda and other data prepared and/or produced by Consultant in the performance of this Agreement will be the sole property of Freescale, including all rights, title and interest of whatever kind, and will not be disclosed to any other person or firm by Consultant. Upon termination of this Agreement, Consultant will return to an appropriate Freescale representative all of the above, and any other Freescale property or records which relate to the business of Freescale.

10. TAX TREATMENT. Consultant and Freescale agree that Freescale will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that he will not be entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state and/or federal income, social security and unemployment taxes for Consultant. Consultant further agrees to indemnify Freescale for any taxes, penalties and/or attorney’s fees incurred by Freescale as a result of the failure to pay taxes on any amounts received by Consultant under this Agreement.

11. NOTICES. Any notice, request or other communication required to be given under this Agreement will be in writing and will be deemed to have been given (i) when delivered in person, (ii) five days after being deposited in the mail, certified or registered, postage prepaid, return receipt requested, or (iii) one business day after being delivered to a reputable overnight courier, delivery charges prepaid. Except as changed by notice in writing to the other party, notices will be provided to the following addresses:

To Freescale:	To the Consultant:

Michel Cadieux	Paul Grimme
Freescale Semiconductor Inc.,	6112 Rickerhill Lane
6501 William Cannon Drive West	Austin, Texas 78749
Austin, Texas 78735

12. ASSIGNMENT. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

13. SEVERABILITY. In the event any provision of this Agreement is determined invalid or unenforceable, that determination will not affect the other provisions of this Agreement, which will remain in full force and effect.

14. AMENDMENT. This Agreement will not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and Freescale.

15. NO WAIVER. The failure of either party to execute a right or to require performance by the other party of any part of this Agreement will not affect the full right to exercise any right or to require performance at any later time, nor will the waiver by either party of a breach of any provision of this Agreement constitute a waiver of any later breach of the same or any other provision.

16. APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to the conflict of laws provisions thereof.

17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed one and the same agreement.

18. OPPORTUNITY TO EMPLOY COUNSEL. Consultant has read and fully understands the terms and conditions set forth in this Agreement, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms with his attorney.

CONSULTANT		FREESCALE SEMICONDUCTOR, INC.

BY:	/s/ Paul Grimme	BY:	/s/ Michel Cadieux
	Paul Grimme		Michel Cadieux
Senior Vice President, Human Resources

Date: December 9, 2008		Date: December 9, 2008

ATTACHMENT A

Statement of Work

Consulting services shall include projects related to the leadership transition in the Microcontroller Solutions Group of Freescale such as: MSG organization structure, MSG new product development, MSG key personnel, tier 1 or tier 2 customer strategies, microcontroller marketing communications strategies.

SCHEDULE A

COMPETITORS

Renesas Technology

NEC

Infineon Technologies

Microchip Technology

Fujitsu

Intel

Cypress Semiconductor

Atmel Corporation

Toshiba

Texas Instruments